                                                                      EXHIBIT 12

                      COLONIAL REALTY LIMITED PARTNERSHIP
                      CONSOLIDATED AND COMBINED INCLUDING
                             PREDECESSOR BUSINESS
                        EARNINGS TO FIXED CHARGES RATIO

                                    QUARTER ENDED                       YEAR ENDED DECEMBER 31
                                    --------------   --------------------------------------------------------------
                                    MARCH 31, 1996      1995         1994         1993         1992         1991
                                    --------------   ----------   ----------   ----------   ----------   ----------
Income before gains from
  sales of property and
  extraordinary items                $ 8,814,414    $25,066,843  $16,527,968  $ 4,219,501  $  (780,119) $(3,365,952)
                                     -----------    -----------  -----------  -----------  -----------  -----------

Fixed charges:
  Interest expense                     5,090,472     23,972,107   10,819,643   12,771,645   14,508,800   14,654,142
  Interest expense capitalized           561,124        868,093      333,197          -0-      131,890      799,553
  Amortization of debts insurance
    costs and interest rate caps         513,715      2,325,070    2,292,000      736,504      249,246      292,082
                                     -----------    -----------  -----------  -----------  -----------  -----------
Total Fixed Charges                    6,165,311     27,165,270   13,444,840   13,508,149   14,889,936   15,745,777
                                     -----------    -----------  -----------  -----------  -----------  -----------
Earnings                             $14,979,725    $52,232,113  $29,972,808  $17,727,650  $14,109,817  $12,379,825
                                     ===========    ===========  ===========  ===========  ===========  ===========
Ratio of Earnings to Fixed Charges   $      2.43    $      1.92  $      2.23  $      1.31  $       .95  $       .79
                                     ===========    ===========  ===========  ===========  ===========  ===========
Earnings deficiency to cover
  fixed charges                              N/A            N/A          N/A          N/A  $   780,119  $ 3,365,952
                                     ===========    ===========  ===========  ===========  ===========  ===========

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